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                                                                  Exhibit (d)(5)

                                ZALE CORPORATION

                                  July 7, 2000



Piercing Pagoda, Inc.
3910 Adler Place
P.O. Box 25007
Lehigh Valley, PA  18002
Attention:  Richard H. Penske

         Re: Proposed Acquisition (the "Proposed Acquisition") of Piercing Pagoda, Inc. ("PPI") by Zale Corporation ("Zale")

Ladies and Gentlemen:

         Zale and PPI have held preliminary discussions regarding the Proposed Acquisition, and, as a result, Zale is beginning a due diligence review of PPI. In connection therewith, Zale has requested that PPI and Richard H. Penske ("Penske") agree to the terms contained in this letter:

         1. Negotiation Standstill. From the date hereof through August 15, 2000, PPI and Penske shall not nor shall they authorize or permit any of PPI's officers, directors, employees, representatives, advisors or agents to directly or in directly: (a) enter into any agreement or understanding with, enter into any discussion with, or solicit offers from or enter into negotiations with, any person or entity, whether solicited or unsolicited, for the purchase or sale, regardless of structure, of any substantial portion of the stock or assets of PPI, outside the ordinary course of business, whether by merger or otherwise (each a "Prohibited Transaction"); (b) furnish to any person or entity any information with respect to, or otherwise assist, participate in, cooperate with, facilitate or encourage, any Prohibited Transaction; or (c) consummate or agree to consummate any Prohibited Transaction in the case of each of clauses (a), (b) and (c), other than with Zale. In the event PPI or Penske commits a knowing material breach of the provisions of this Section 1, then PPI shall immediately make a cash payment to Zale (as liquidated damages) in the amount of One Million Dollars ($1,000,000). It is Zale's current intention that, through August 15, 2000 and only with respect to any acquisition opportunity, it will focus its primary time and attention to the Proposed Acquisition.

         2. No Public Announcement. No public announcement (excluding permitted discussions pursuant to the due diligence to be conducted hereunder) shall be made by Zale or PPI with regard to the Proposed Acquisition or its terms without the prior written agreement of Zale or PPI; provided, however, that each party may make such disclosure if upon advice of counsel it determines in good faith that it is required to do so by applicable law, court order or rules of the NASDAQ Stock Market. To the extent reasonably practicable, Zale and PPI will


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discuss any written public announcements or disclosures concerning the Proposed
Acquisition with one another prior to making such announcement or disclosure.

         3. Binding Effect. It is the express intention of Zale, PPI and Penske that the provisions contained in the letter be binding on each of them and their respective heirs, representatives, successors and assigns; provided, however, no party hereto shall have any obligation to consummate the Proposed Acquisition, except as provided in a definitive merger agreement if and when executed by Zale and PPI. Nothing herein shall limit or modify the Mutual Non-Disclosure Agreement dated as of March 28, 2000 between PPI and Zale.

         4. Governing Law. The provisions in this letter will be governed by and construed in accordance with the laws of the State of Delaware.

         5. Termination. This letter shall terminate and be of no further force or effect upon the first to occur of the following:

                  (a)      by mutual written agreement of Zale and PPI;

                  (b)      without action by any party, on August 15, 2000; or

                  (c)      by PPI upon payment of the amount referred to in
                           Section 1 of this letter.

         If the foregoing accurately reflects your understanding with respect to the subject matter contained herein, please execute the duplicate copy of this letter and return it to the undersigned as soon as possible. The other copy is for your records.

                                        Very truly yours,

                                        ZALE CORPORATION


                                        By: /s/ Alan P. Shor
                                            -----------------------------------
                                        Title: Chief Operating Officer
                                               --------------------------------


Accepted and agreed to this 7th day of
July, 2000

PIERCING PAGODA, INC.
By: /s/ John Eureyecko
    ----------------------------------
Title: President
       -------------------------------



/s/ Richard H. Penske
--------------------------------------
Accepted By:  Richard H. Penske

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